Exhibit 99.2

FOR IMMEDIATE RELEASE	For Further Information:
Jill Peters, Investor Relations Contact
(310) 893-7456 or investorrelations@kbhome.com

KB HOME ELECTS KEVIN P. ELTIFE TO ITS BOARD OF DIRECTORS

LOS ANGELES (October 13, 2020) - KB Home (NYSE: KBH) today announced the election of Kevin P. Eltife to its Board of Directors on October 8, 2020. Mr. Eltife was also appointed to the board’s Audit and Compliance Committee.

“We are pleased to welcome Kevin to our Board of Directors. With more than three decades of experience in real estate and a distinguished history of public service in Texas, including his current role as the Chairman of the Board of Regents for The University of Texas System, whose members are appointed by the Governor, and more than a decade as a state Senator, we believe Kevin will be a valuable addition to our Board,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer. “Kevin’s significant presence in Texas, our largest market by annual homes delivered, is particularly important to us, and we look forward to his strategic insights regarding this key component of our business.”

Mr. Eltife is the owner of Eltife Properties, Ltd., a commercial real estate investment firm, which he founded in 1996. He has deep expertise in overseeing complex real estate development projects, a strong background in executive leadership and governance, and considerable policymaking and civic engagement experience. Mr. Eltife has served as the Chairman of The University of Texas System Board of Regents since 2018, following his initial appointment to that board in 2017. Previously, Mr. Eltife served for 12 years as a Texas State Senator and for six years as the Mayor of Tyler, Texas.

About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States and has been building quality homes for over 60 years. Today, KB Home operates in 42 markets across eight states, serving a wide array of buyer groups. What sets us apart is how we give our customers the ability to personalize their homes from homesites and floor plans to cabinets and countertops, at a price that fits their budget. We are the first builder to make every home we build ENERGY STAR® certified. In fact, we go beyond the EPA requirements by ensuring every ENERGY STAR certified KB home has been tested and verified by a third-party inspector to meet the EPA’s strict certification standards, which help to lower the cost of ownership and to make our new homes healthier and more comfortable than new ones without certification. We also work with our customers every step of the way, building strong personal relationships so they have a real partner in the homebuying process, and the experience is as simple and easy as possible. Learn more about how we build homes built on relationships by visiting kbhome.com.
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